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                                                                   EXHIBIT 10.39

                     AMENDED AND RESTATED LICENSE AGREEMENT


        THIS AMENDED AND RESTATED LICENSE AGREEMENT ("Agreement") is made and entered as of the 10th day of April, 1997, by and between Stussy, Inc., a California Corporation having its office and principal place of business at 1852 Langley, Irvine, California 92714 (hereinafter referred to as "STUSSY" or "Licensor"), and Sungold Enterprises, Ltd., a New York corporation, having its office and principal place of business at 2095 New Highway. Farmingdale, New York 11735 (hereinafter referred to as 'Licensee").

                                    RECITALS

        A. Stussy owns the trademark "STUSSY' and the designs associated with that mark, (collectively referred to herein as the ("Licensed Mark") and has registered them in the United States of America and elsewhere. Licensee recognizes the great value of the goodwill associated with the Licensed Mark; that the Licensed Mark has acquired a secondary meaning to the public, and that all rights to the Licensed Mark and its associated goodwill belong exclusively to Stussy, the Licensor.

        B. Licensee is principally and presently engaged in the business of importing, manufacturing, promoting and selling sunglasses (the 'Products') for purposes of distribution at wholesale prices throughout the United States, and in Canada. Licensee desires to use the Licensed Mark on, and in connection with, the manufacture, promotion, sale and distribution of the Products.

        C. Stussy previous granted a license the exclusive right and license to use the Licensed Mark on and in connection with the Products, pursuant to the terms and conditions of the License Agreement dated October 2, 1992, to Sungold Enterprises Limited ("Sungold"). Sungold has assigned all its rights and obligations under the License Agreement to the current Licensee. Stussy and Licensee intend that this Amended and Restated Agreement will completely supersede the License Agreement.


                                    AGREEMENT

        1. Definitions. Whenever used in this Agreement, the term "Net sales" shall mean gross sales of the Products by Licensee, less returns actually received, normal trade discounts and allowances usually granted; provided, however, that the amount of normal trade discounts and allowances actually granted by Licensee shall not exceed an amount equal to twenty-five percent (25%) of gross sales in any year of this-Agreement.
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        2. Grant.

               2.1 Territory. Upon the terms and conditions of this Agreement, Stussy hereby grants to Licensee the exclusive right to use the Licensed Mark throughout the world (the "Territory") on and in connection with the Products manufactured from designs provided by Licensee.

               2.2 Use of Stussy Distributors. In the United States and Canada, Licensee may distribute the Products as otherwise provided in this Agreement. In any territory where Stussy has distributors for "STUSSY" products, the Licensee shall distribute the Product only to such distributors. In all other territories, Licensee shall distribute the Products only after Stussy has approved a marketing plan and the specific retailers or wholesalers to whom Licensee proposes to distribute the Products. In all territories where Stussy has no distributors, Licensee shall only sell the Products in accordance with the approved marketing plan and to the specific retailers or wholesalers approved by Stussy. All sales to Stussy distributors in foreign territories shall be made in accordance with Licensee's standard terms, including discounts and distribution policies established by Licensee for sales of Product throughout all foreign territories. Sales in foreign countries shall be accounted for separately by each territory. The provisions of this Agreement, and specifically Paragraphs 2.2 and 2.3 are not deemed for the benefit of any Stussy distributor,

               2.3 Distribution of Products Only Within the Distributor's Territory. This provision shall not apply in any territory where its enforcement would be a violation of law. Licensee shall never offer, sell or ship the Products to persons (i) other than them permitted by Section 2.2 or (ii) who Licensee has reason to suspect will divert, attempt to divert, or assist in diversion of the Products outside their territories as provided in distribution agreements or in Stussy-approved marketing plans (hereinafter "Non-Diversion Obligation"). Licensee will maintain complete and detailed documentation of Licensee's disposition of the each of the Licensed Product so that it can show compliance with the Non-Diversion Obligation. If upon Stussy's request, Licensee does not within ten (10) calendar days of such request product documentation for any of the Goods, Licensee will be presumed to have violated the Non-Diversion Obligation.

               2.4 Use of Licensed Mark. All Products manufactured from designs approved by Stussy shall bear the Licensed Mark. During the term of this Agreement, Licensee shall use its best effort to market the Products designs approved by Stussy throughout the Territory. Licensee shall not attempt to register the mark "STUSSY" in its own name for its own benefit in any country of the world. Licensee agrees that it will not, directly or indirectly, infringe upon the Licensed Mark in countries outside the Territory, and will not contribute to or induce such infringement by selling Products to persons or entities whom Licensee suspects, or should reasonably suspect, of intentions to infringe upon the Licensed Mark.

               2.5 Requirement to Use. Nothing herein contained shall be construed to require the Licensee to use the Licensed Mark on all of the goods which it manufactures or imports, even if some of those goods may fall within the definition of
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Products. However, Licensee shall not manufacture, market or distribute any competing brands that conflict with Stussy's image and marketing. Stussy's consent shall not be unreasonably withheld. In the event of a disagreement about what constitutes a conflicting brand, the parties shall meet in an attempt to resolve the disagreement. Stussy agrees that none of Licensee's current brands constitute a conflict.

        3. Initial Term. The Initial Term of this Agreement shall commence as of May 1, 1992, and expire on April 30, 1997, unless sooner terminated as provided herein.

        4. Terms.

               4.1 First Renewal Term. Stussy agrees that Licensee has met all of the conditions set forth in Sections 4.1 through 4.1.4 below, and this License will be renewed for an additional five (5) years commencing May 1, 1997 and expiring on April 30, 2002.

                      4.1.1 During the Initial Term of this Agreement Licensee has made not less than $500,000 of annual Net Sales of Products or has paid to Stussy the minimum annual royalties on such amount as set forth in Section 6 of this Agreement.

                      4.1.2 Licensee is in compliance with all of the terms and conditions of this Agreement, both at the time the option is exercised and on the last day of the Initial Term of this Agreement.

                      4.1.3 Written notice of the election to exercise such option is delivered to Stussy in accordance with Section 25, "NOTICES", not less than sixty (60) days prior to the expiration of the Initial Term.

                      4.1.4 Stussy consents to such renewal, which consent shall not be unreasonably withheld.

               4.2 Second Renewal Term. If Licensee meets all of the conditions set forth in Sections 4.2.1 through 4.2.4 below, then Licensee may, at its option, renew this Agreement for an additional term of five (5) years commencing May 1, 2002, and expiring April 30, 2007.

                      4.2.1 During the First Renewal Term of this Agreement. Licenses has made not less than the annual Net Sales of the Products required by
Section 5 of ft Agreement or Licensee has paid the minimum annual royalty due on such amounts to Stussy.

                      4.2.2 Licensee is in compliance with all of the terms and conditions of this Agreement both at the time the Option is exercised and on the last day of the First Renewal Term of this Agreement.
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                      4.2.3 Written notice of the election to exercise the said
option is delivered to Stussy at its address as set forth in Section 25 of this Agreement, not less than sixty (60) days prior to the expiration of the First Renewal Term.

                      4.2.4 Stussy consents to such renewal, which consent shall not be unreasonably withheld.

               4.3 Third Renewal Term. If Licensee meets all of the conditions set forth in Sections 4.3.1 through 4.3.4 below, then Licensee may, at its option, renew this Agreement for an additional term of five (5) years commencing May 1, 2007, and expiring April 30, 2012.

                      4.3.1 During the Second Renewal Term of this Agreement, Licenses has made not less than the annual Net Sales of the Products required by
Section 5 of this Agreement or Licensee has paid the minimum annual royalty due on such amounts to Stussy.

                      4.3.2 Licensee is in compliance with all of the terms and conditions of this Agreement both at the time the option is exercised and on the last day of the First Renewal Term of this Agreement.

                      4.3.3 Written notice of the election to exercise the said option is delivered to Stussy at its address as set forth in Section 25 of this Agreement, not less than sixty (60) days prior to the expiration of the First Renewal Term.

                      4.3.4 Stussy consents to such renewal, which consent shall not be unreasonably withheld.

        5. Royalties.

               5.1 Amount of Royalty. Licensee shall pay Stussy a royalty of [*] Percent [* %] of Licensee's Net Sales of Products bearing the Licensed mark. Such royalties shall be distinct from and in addition to any commissions earned by Stussy, as a Sales Representative of Licensee.

               5.2 Minimum Royalty. Licensee shall pay and account for minimum royalties at the rate provided in Section 5.1 of this Agreement on Net Sales of Products of at least $[*] per year, for the year commencing May 1, 1997 and expiring April 30, 1998. Minimum royalties shall be credited against Royalty payments due under Section 5.1 hereof. The minimum amount of Net Sales of Products shall increase Four Percent (4%) per year. In each subsequent year, the minimum amount of Net Sales of Products shall be increased by Four Percent (4%) from the minimum amount of Net Sales of Products in the previous year. Licensee may fall short of the required minimum amount of Net Sales of Products in any one year by Twenty Percent (20%), but not more than once in any Renewal Term, and the minimum amount of Net Sales of Products shall be made up in other years within the Renewal Term.
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               5.3 Statements. Within thirty (30) days after the end of each month during the term of this Agreement, or renewal thereof, Licensee shall furnish to Stussy a full and accurate statement showing the number, description, and invoice price of each Product sold, the gross sales, returns actually received, normal trade discounts and allowances actually granted and sales taxes, if any, deducted relative to the Products, and the Net Sales of all Products sold under this Agreement during the preceding month. Such statements shall be accompanied by a check for royalties due thereon. Receipt or acceptance by Stussy of any of the statements furnished, or of any sums paid pursuant to this Agreement, shall not preclude Stussy from questioning their correctness at any time thereafter, but within the applicable period of limitation provided by law.

               5.4 Payment Cure. At the end of each year during any year in which this Agreement is in effect, if the statements and royalties paid (referred to in Section 5.2 above) reflect Net Sales and resultant royalty amounts which are less than those necessary to the annual requirement for renewal of this License Agreement pursuant to Sections 4.1 and 4.2 of this Agreement, then such deficit shall be cured at the time the statement for the third month following the end of the year is filed, and such cure shall constitute a cure of any breach under Section 5.2 of this Agreement.

               5.5 Books and Records. Licensee shall maintain appropriate books of account in which accurate entries shall be made concerning all transactions within the scope of this Agreement, and Stussy shall have the right, through any accountant or other authorized representative of its choice, on reasonable advance notice to Licensee, to examine and copy all or part of these books of account and all other records, documents and material in the possession or under the control of Licensee with respect to the subject matter of this Agreement. All books of accounts and records shall be kept available by Licensee for at least three (3) years after the year to which they relate.

                   Licensee shall also provide, at Stussy's request, a copy of any computerized tape or disk if its sales records are kept on such computerized tapes or disks.

        6. Exclusivity of Rights. Stussy will not grant any other license during the term of this Agreement for the use of the Licensed Mark on or in connection with the Products. Stussy may use or grant others the right to use the Licensed Mark on or in connection with goods of all types and descriptions except the Products. Licensee will not, during the term of this Agreement or thereafter, use any business name utilizing the trade name "STUSSY", attack Stussy's title in and to the Licensed Mark, attack the validity of the Licensed Mark, attack the registrations in any country by Stussy of the Licensed Mark, or attack the validity of this Licensed mark. However, in any other license agreement entered into by Stussy for the use of the Licensed Mark in connection with the sale and distribution of the Products outside the Territory, Stussy shall affirmatively require in such agreement that said Products, may not be sold and/or distributed in the Territory by that licensee.
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        7. Quality of Products.

               7.1 Stussy's Control Over Image. Stussy shall control the image of the Licensed Mark. This includes image management, marketing, retail outlets, marketing and suggested retail prices. Every effort shall be made to maintain a consistent image that preserves the value of the Licensed Mark.


               7.2 Approval of Retail Outlets.. Stussy reserves the right to review and, in its absolute discretion, approve or disapprove those retail stores to which Licensee sells its Products. In addition Stussy reserves, in its sole and absolute discretion, the right to approve or disapprove any distributor or sales representative used by Licensor to market or sell the Products. If Stussy notifies Licensee that it does not approve a distributor representatives or retail store(s), then Licensee shall promptly terminate distributor or representative, as the case may be, and discontinue sales of that Product to such retail store(s).

               7.3 Product Quality. The quality of all Products produced and sold by Licensee under this Agreement and bearing the Licensed Mark shall be of a quality equal to or better than Products sold by Licensees in 1991, shall be intended for sale at retail prices as prestige, better-priced merchandise, and shall be marketed accordingly. All of the Products will be manufactured, labeled, sold, distributed and advertised in accordance with all applicable national, state and local laws and regulations.

               7.4 Sample Approval. Before producing Products bearing the Licensed Mark, Licensee shall submit to Stussy for its approval, finished art work sufficiently in advance of production to permit Stussy to correct to the extent necessary, the legends, markings and notices and the form and manner in which the Licensed Mark is displayed. Before selling or distributing any Products bearing the Licensed Mark, Licensee shall submit to Stussy for its approval, a sample of its Products, containers, packaging, labels, and like items.

               7.5 Maintenance of Samples. During the term of this Agreement, Licensee shall periodically, but at least once each six (6) months, submit then current production samples of its Products, patterns, designs, material selections, containers, labels, and like items, and of all advertising and promotional material used in connection with them, or legends, markings and notices as may be required by law or regulation in the Territory, of each Product marketed under this Agreement so that Stussy may assure itself of the maintenance of the quality standards.

        8. Stussy Quality. In order to maintain an image of high quality Products bearing the Licensed Mark, Stussy agrees that it will maintain such an image with other Products bearing the Licensed Mark that it sells, and that it will require and enforce high design and quality standards from all other licensees of the Licensed Mark outside the Territory.
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        9. Required Markings. Licensee shall display the Licensed Mark only in such form and manner as specifically approved, in writing, by Stussy. Licensee also shall cause to appear on the Products, or on its containers, labels and like items, and on all advertising and promotional material used in connection with them, such legends, markings and notices as may be required by law or regulation in the Territory and as Stussy reasonably may request. All Products shall contain Licensee's identifying mark so that the origin of the Products can be determined.

        10. Approvals . The approval of Stussy shall not be withhold unreasonably and any Product or art work submitted to Stussy which has not been disapproved orally or in writing within ten (10) business days after receipt by Stussy shall be deemed to have been approved. After any Product or art work has been approved, Licenses shall not make any change without Stussy's prior approval. If any Product or art work is disapproved by Stussy, Licensee shall not release that Product or art work for public distribution without Stussy's specific written authorization. Stussy's approval of any Product or art work shall not be construed to mean that Stussy has determined that the Product or art work conforms to the laws or regulations of any jurisdiction in the Territory.

        11. Advertising and Promotion. Prior to public release, Licenses shall submit its program for national advertising, and any and all advertisements, trade releases or any other form of promotional material, to Stussy for prior approval, including Licensee's announcements introducing the Products bearing the Licensed Mark. Such prior approval of Stussy is extended to mean the selection of appropriate Magazines, publications, or other media intended for use of such advertising or promotional material. During each year of the Agreement and each year of any renewal term, Licensee shall expend a reasonable sum on advertising promoting the Products bearing the Licensed Mark within the Territory in television, radio, newspaper, and/or periodical publications or department store and trade catalogues. Advertising "expenses shall include fees charged by the advertising agency, if such fees are not included with media charges. No advertising or promotional material shall contain reference to Licensee's name except that Licensee's tags and labels which have been approved by Stussy may utilize the following statements: "Stussy, by Sungold Eyewear (a Licensee of Stussy, Inc.)" only on approved Products.

        12. Use of Other Trademarks. Licensee may not use or associate the Licensed Mark with any other trademark, except when used in combination with prestige store labels and except as permitted in Section II hereof.

        13. Licensee's Indemnity. Licensee will indemnify and hold Stussy harmless from any claim, suit, loss, damage or expense (including reasonable attorneys' fees) arising out of any alleged defect in any Product produced by Licensee under this Agreement, or relating to the manufacture, labeling, sale, distribution or advertisement of any Product of Licensee. Stussy shall give to Licensee notice of any such claim or suit.
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        14. Licensor's Indemnity

               14.1 Indemnification. Licensor will indemnify and hold the Licensee harmless from any claim, suit, loss, damage or expense (including reasonable attorney fees) arising out of any litigation in connection with the use of the Licensed Mark by the Licensee in accordance with the terms of this Agreement.

               14.2 Notice. Licensee shall give to Licensor written notice of any infringement or potential infringement of Licensor's name or mark by third parties which may come to its notice. Licensor and Licenses shall thereupon confer together as to what steps are to be taken to stop or prevent such infringement. Licensor agrees to use its best efforts to stop any such infringement, but shall not be obligated to commence proceedings against the infringer. If Licensor decides to commence proceedings, however, Licensor shall be responsible for any legal costs incurred, and will be entitled to retain any damages recovered. Should Licensor decide not to commence proceedings, Licensor shall be entitled to do so in its own name against the infringer, in which event Licensee shall be responsible for all legal costs incurred, without recourse to Licensor, but will be entitled to retain any damages recovered.

        15. Insurance-Policy. At all times during which Products bearing the Licensed Mark are being sold, Licensee shall, at its own expense, maintain in full force and effect with a responsible insurance carrier acceptable to Stussy, at least One Million Dollars ($1,000,000) of product liability insurance with respect to the Products. This insurance shall name Stussy as an additional insured, be for the benefit of Stussy, and be endorsed for the insurance carrier to provide Stussy at least ten (10) days prior written notice of the cancellation of, or any substantial modification in, such insurance policy. A copy of such policy or certificate of insurance together with any applicable riders and/or endorsements shall be provided to Stussy by the carrier. This insurance may be obtained for Stussy by Licensee in conjunction with a policy which covers products other than the Products bearing the Licensed Mark.

        16. Trademarks.

               16.1 Trademark Ownership. Licensee acknowledges Stussy's ownership of the Licensed Mark, and agrees not to challenge its validity and ownership by Stussy. All use of the Licensed Mark by Licensee shall inure to the benefit of Stussy. Licensee shall not do or commit any act which would affect the validity of the Licensed Mark, or Stussy's ownership thereof. Licensee shall at any time, whether during or after the term of this Agreement, execute any documents reasonably requested by Stussy to confirm its ownership rights. All rights in the Licensed Mark other than those specifically granted in this Agreement are reserved by Stussy for its own use and benefit. This Section shall also include all future trademarks of Stussy using the name "STUSSY" or its logos.

               16.2 Trademark Ownership. Licensee shall not register any trademark, trade name, copyright or other right relating to this Agreement in its own name. In the event Licensee determines that registrations are necessary or appropriate, Licensee
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shall contact Stussy. Licensee shall reimburse Stussy
for all expenses incurred during the, term hereof relating to the registration of the Licensed Mark in International Class 9 (or the national equivalent). Any applications or registrations for any of the Stussy,s names or trademarks shall be immediately assigned to Stussy.

               16.3 Enforcement. Licensee shall police the STUSSY trademark on and in connection with the Products. Subject to Stussy's approval, Licensee may enforce the STUSSY trademark at licensee's own expense. Licensee shall keep Stussy fully informed about such enforcement efforts. Stussy shall have the absolute right to give instructions and about such enforcement efforts, and to select the investigators or attorneys should they be retained.

        17. Design Ownership. All rights (including copyright rights) to designs for the Products, and to any package design, label, advertising or promotional material or the like bearing the Licensed Mark (hereinafter the "Design Rights") shall be the property of Stussy (regardless of whether such designs were created by Stussy, Licensee, or Licensee's employees, officers, directors, stockholders or independent contractors). Licensee shall make or procure all assignments necessary for this purpose. Licensee shall place appropriate notices on the Products, packages, labels, and advertising and promotional materials in order to protect the Design Rights (including copyrights) therein. During the term of this Agreement, Licensee may use the Design Rights in the Territory in connection with its exercise of the Licensed Mark as set forth in Section 2. All Products manufactured from designs submitted by Licenses and approved by Stussy shall bear the Licensed Mark. Licensor shall provide prompt notice and information about any designs that are capable of being protected by a design patent so that Stussy can timely file patent applications if Stussy deems it appropriate, in Stussy's sole discretion.

        18. Registration. Licensee shall cooperate with Stussy in the execution, filing and prosecution of any trademark or copyright applications that Stussy may desire to file, and for that purpose, Licensee shall supply to Stussy from time to time such Products, containers, labels and similar material as may be reasonably required. The rights of Licensee, pursuant to Section 2, hereof, shall include, to the extent necessary, the right to use any registered trademarks or copyrights secured by Stussy hereunder.

        19. Termination.

               19.1 Breach. If Licensee breaches any of its obligations under this Agreement, including, without limitations, its obligations pursuant to Sections 2 and 9 of this Agreement, Stussy shall have the right, without prejudice to any other rights which Stussy may have, to terminate this Agreement, by giving fifteen (15) days' notice to Licenses, and this notice will automatically become effective unless Licensee completely cures such breach within the fifteen (15) day period.

               19.2 Insolvency. If Licensee is adjudicated a bankrupt, or if a petition in bankruptcy is filed against the Licensee, or if Licensee makes any assignment for the benefit of its creditors, or if Licensee commits any act of bankruptcy or takes the benefit of any insolvency law, or if Licensee, defaults on any obligation which is secured by a security interest, in whole or in part in the Products bearing the Licensed Mark, or if a receiver is appointed for Licensee or a substantial part of its business interests, this Agreement shall automatically terminate as of the earliest date on which any of the above events occur, without prejudice to any other rights which Stussy may have. Invalidity or unenforceability of this Section 19.2 shall not affect or render any other clause of this Agreement invalid.

               19.3 Change of Business. If Licensee sells or otherwise disposes of substantially all of its business or assets to a third party, or control of Licensee is transferred and the management thereby changed, Stussy will have the right, without prejudice to any other right it may have, to terminate this Agreement by giving notice to Licensee, effective immediately.

        20. Effect of Termination. Upon expiration or termination of this Agreement for any reason whatsoever, all rights in the Licensed Mark shall automatically revert to Stussy. Licensee shall cease all uses of the Licensed Mark which have been embodied in Products bearing the Licensed Mark, except that, if the Agreement is terminated other than pursuant to Section 19.2 of this Agreement, Licensee, shall then have six (6) months from the date of termination to sell out its then existing inventory of Products bearing the Licensed Mark. Licensee shall account for, and pay royalties on, all these sales not later than thirty (30) days after the close of the six (6) month period. Upon the date of termination, Licensee will promptly compute and inform Stussy of the amount of its then existing inventory of Products bearing the Licensed Mark. If, at any time during the three (3) month period, Licensee is willing to sell all or substantially all of its then remaining inventory to a single purchaser or group of related purchasers, Licensee will advise Stussy of the identity of the proposed buyer and terms of sale. Following notice to Stussy of such proposed sale, Stussy will thereupon have thirty (30) days in which to exercise a right of first refusal to buy the remaining inventory upon the same terms.

        21. Infringements. If Licensee learns of any use by any person of a trademark or design similar to the Licensed Mark or a licensed design, it shall promptly notify Stussy and, if requested by Stussy, shall join with Stussy, at Stussy's expense, in such action as Stussy, in its reasonable discretion, may deem advisable for the protection of its rights. Licensee shall have no right to take any action with respect to the Licensed Mark or designs without Stussy's prior written approval.

        22. Representation and Warranty. The parties respectively represent and warrant that they are under no legal impediment which would prevent their signing this Agreement or consummating the same.

        23. Relation of Parties. Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, joint venturers, or agents, and Licensee shall have no power to obligate or bind Stussy in any manner except as provided herein.

        24. Assignability. Licensee may not assign or sublicense any or all of its rights or delegate any of its duties under this Agreement without the written consent of Stussy. Any attempted assignment or sublicense in violation of this provision shall be void.

        25. Any notice or other communications under this Agreement shall be in writing and shall be considered given when delivered personally or by registered mail, return receipt requested, to the parties at the following addresses (or at such address as each party may specify by notice to the other):

        TO STUSSY:                          Stussy, Inc.
                                            Mr. Frank Sinatra, President
                                            1852 Langley Ave.
                                            Irvine, CA 92714
                                            (714) 474-9255
                                            Fax: (714) 474-8229

        WITH COPY TO:                       John R. Sommer, Esq.
                                            Baker & Hostetler LLP
                                            600 Wilshire Blvd., #1200
                                            Los Angeles, California 90017
                                            (213) 624-2400
                                            Fax: (213) 975-1740.

        TO LICENSEE:                        Sungold Enterprises, Ltd.
                                            2095 New Highway
                                            Farmingdale, New York 11735
                                            (516) 752-8900
                                            Fax: (516) 752-8928

        WITH A COPY TO:                     Richard Krodow
                                            425 Broad Hollow Road
                                            Melville, New York 11747
                                            (516) 756-8300
                                            Fax: (516) 756-3684

        26. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver, nor deprive or limit that party of the right thereafter to insist upon strict adherence to that term in the particular instance of that term or any other term of this Agreement in any instance. Any waiver must be in writing.

        27. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the United States (including but not limited to the laws relating to Trademarks and Copyrights) and, to the extent not governed by the foregoing, by the laws of the State of California.

        28. Headings. The headings are solely for convenience of reference and shall not affect the interpretation of this Agreement.

        29. Arbitrations.

               29.1 Any controversy arising out of or relating to this Agreement shall be resolved by arbitration in the County of Orange in the State of California pursuant to the rules then in force of the American Arbitration Association. The panel of arbitration appointed to settle any controversy or claim shall consist of three (3) arbitrators.

               29.2 Modification. The arbitrators sitting in any such controversy shall have no power or jurisdiction to alter or modify any express provision of this Agreement or to make any award which by its terms affects any such provision. Nor shall they have any power or jurisdiction over Stussy's trademarks or copyrights, all matters relating thereto are expressly excluded from this Section 29.

               29.3 Consent to Jurisdiction. The parties consent to the jurisdiction of the federal or state courts located in the State of California and in the county in which Stussy has its principal place of business. The parties further consent that any demand for arbitration or any process or notice of motion or other application to the Court of a Judge thereof in connection with the same may be served in or out of the State of California by registered mail or by personal service, provided a reasonable time for appearance is allowed. The parties waive jurisdiction, venue and all related or equivalent rights as to such State and county.

               29.4 No Waiver. The provision for arbitration herein shall not be deemed a waiver of any rights of either party to any provisional remedy provided under California law. It is agreed that in the event of any violation hereof, the other party hereto shall have the right to obtain a preliminary injunction enjoining any further violation of this Agreement pending the arbitration hearing.

               30. Service Charge. Licensee shall pay Stussy a service charge on all overdue amounts payable under this Agreement at the prime rate, plus one percent (1%) per annum, in effect at Bank of America, NT&SA covering the period from the due date to the date of payment. However, such payment shall in no way affect the rights of Stussy under this Agreement, including but not limited to those specified in Section 19 hereof. However, nothing in this Section requires the payment of interest in excess of the maximum rate allowed by law.

               31. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

               32. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reasons any provision which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid.

               33. Warranties and Limitation of Liability. Stussy makes no representation or warranties other than those expressly set forth above. Stussy's liability related to this Agreement or to Licensee and persons connected with it shall in no event exceed the royalties paid by Licensee in the preceding year.

               34. Complete Agreement. This Agreement contains a complete statement of all the arrangements among the parties with respect to its subject matter, supersedes all prior agreements, understandings and commitments of the parties with respect to the subject matter hereof, and cannot be changed or terminated orally. This Agreement is deemed equally drafted by both parties and shall not be construed for or against any party, except that it shall be construed in a manner to give maximum protection to Stussy's trademark and copyright rights.

        STUSSY, INC.


        By:    /S/ FRANK SINATRA
           -------------------------------


               Frank Sinatra, President


        SUNGOLD ENTERPRISES, LTD.


        By:    /S/ SHELDON GOLDMAN
           -------------------------------
               Sheldon Goldman, President